Exhibit 5.2

Advestra AG, Uraniastrasse 9, 8001 Zurich

Novartis AG
Lichtstrasse 35
4056 Basel
Switzerland

Novartis Capital Corporation
1 Health Plaza

East Hanover, NJ 07936

United States

Zurich, 16.09.2024

Novartis AG – Form F-3 Registration Statement – Swiss Opinion Letter

Ladies and Gentlemen,

We have been instructed by Novartis AG (the "Guarantor"), in connection with the registration under the United States Securities Act of 1933, as amended (the "Securities Act"), on Form F-3 (the "Registration Statement") of an unspecified aggregate principal amount of debt securities (the "Debt Securities") to be issued by Novartis Capital Corporation (the "Issuer"), and to be fully and unconditionally guaranteed by the Guarantor as to payment of principal and interest pursuant to guarantees issued by the Guarantor from time to time (the "Guarantees" and together with the Debt Securities, the "Guaranteed Debt Securities" and each a "Guaranteed Debt Security").

This legal opinion relates to Swiss law in effect on the date hereof and such laws and their interpretation are subject to change. In the absence of explicit statutory law or established case law, we base our opinions on our independent professional judgement. We express no opinion on any matter governed by the laws of any other jurisdiction. We do not assume any obligation to inform you of any facts or changes of law or the interpretation thereof occurring or coming to our attention after the date of this legal opinion, and which might have an impact on any matters addressed in our opinions.

1.	Documents

In arriving at the opinions expressed in section 3, we have exclusively examined and relied on the following documents (each a "Document"):

(a)	A pdf copy of the Registration Statement dated 16 September 2024 (the "Registration Statement");

Advestra AG ▪  Uraniastrasse 9 ▪ 8001 Zurich ▪ T +41 58 510 92 00 ▪ info@advestra.ch ▪ www.advestra.ch ▪ CHE-385.508.136MWST

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Novartis AG – Form F-3 Registration Statement – Swiss Opinion Letter	16.09.2024

(b)	A pdf copy of the executed indenture dated 10 February 2009 among the Issuer, Novartis Securities Investment Ltd. and Novartis Finance S.A., (as issuers), the Guarantor and HSBC Bank USA, National Association (as Trustee) attached as Exhibit 4.1 to the Registration Statement (the "Indenture");

(c)	The form of Guaranteed Debt Security attached as Exhibit 4.2 to the Registration Statement (the "Form of Guaranteed Debt Security");

(d)	An extract from the Commercial Register of the Canton of Basel-Stadt in respect of the Guarantor, certified by such Commercial Register as of 13 September 2024 (the "Extract");

(e)	The articles of association of the Guarantor dated 5 March 2024, certified by the Commercial Register of the Canton of Basel-Stadt as of 13 September 2024 to correspond to the latest version filed with such Commercial Register (the "Articles");

(f)	A pdf copy of the Guarantor’s Regulations of the Board of Directors, its Committees and the Executive Committee of the Guarantor internal organizational regulations effective 12 December 2007 and in their version dated 7 March 2023 (collectively, the "Organizational Regulations");

(g)	A pdf copy of the Chairman’s Committee Charter of the Guarantor effective 12 December 2007 (the "Charter");

(h)	A copy of the Management Authorization Levels of the Guarantor effective 1 July 2008 (the "Authorization Levels" and together with the Organizational Regulations and the Charter, the "Internal Regulations");

(i)	A pdf copy of the excerpt of the minutes of meetings of Guarantor’s the board of directors regarding the authorization of the filing of the Registration Statement, the issuance of Guaranteed Debt Securities and the Guarantee, dated 27 August 2024 (the "Minutes"); and

(j)	A pdf copy of the resolutions of the Chairman’s Committee of the Guarantor dated 20 August 2008 regarding, inter alia, the execution of the Indenture (as defined below) to the extent the Guarantor is a party thereof (the "Chairman Committee Resolution").

We have not reviewed or examined any document other than the Documents listed above or any non-Swiss statutes and regulations, including those cross-referenced in any of the Documents and have not made any further enquiries or conducted any due diligence.

2.	Assumptions

In arriving at the opinions expressed in section 3, we have assumed (with your permission and without verification) each of the following (each an "Assumption"):

(a)	All Documents submitted to us as copies conform to their respective originals and such originals are complete and authentic.

(b)	All signatures (whether manuscript or electronic) on the Documents are the genuine signatures of the individuals concerned and were affixed, inserted or provided by such individuals, each individual has consented to the release of his or her signature, and the form of each such signature (whether manuscript or electronic) is accepted for purposes of due execution of such Documents under all relevant laws other than Swiss law.

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Novartis AG – Form F-3 Registration Statement – Swiss Opinion Letter	16.09.2024

(c)	All Documents remain in full force and effect as of the date of this legal opinion and have not been amended, revoked, rescinded or affected by any action subsequent to their execution or taking and the Registration Statement would be filed and become effective in the form reviewed by us.

(d)	The information contained in the Extract is correct and up to date as of the date of this legal opinion in all respects relevant to our opinions.

(e)	The Articles and the Internal Regulations were complete, up to date and in full force and effect as of the date of this legal opinion or the date of the Indenture, respectively.

(f)	The Minutes are a true record of the proceedings described therein in duly convened, constituted and quorate meetings of the board of directors of the Guarantor, and the resolutions set out therein were validly passed.

(g)	The Minutes and the Chairman Committee Resolution have been duly passed in accordance with Swiss law, the Articles, the Internal Regulations and (i) the Charter, the Authorization Levels and the Organizational Regulations dated January 2008 were validly in force and effect at the date of passing of the Chairman Committee Resolution and (ii) the Regulations dated 7 March 2023 were validly in force and effect at the date of passing of the resolutions contained in the Minutes.

(h)	The Issuer is a (directly or indirectly) wholly-owned subsidiary company of the Guarantor.

(i)	The Guarantor did not pass a resolution for its dissolution, winding-up or liquidation and the Guarantor is a going concern; no petition has been presented or order made by a court or other competent authority for the dissolution, winding-up, liquidation, bankruptcy, moratorium, composition with creditors or administration of the Guarantor; no receiver, trustee in bankruptcy, administrator or similar officer has been appointed in relation to the Guarantor or any of its assets or revenues; the Guarantor is not insolvent (zahlungsunfähig) or overindebted (überschuldet) in the sense of article 725b CO; and no insolvency or over-indebtedness is threatening or expected.

(j)	All parties to the Indenture entered into the Indenture for bona fide commercial reasons, at arm's-length commercial terms and as a result of bona fide negotiations; the terms and conditions of the Indenture are in the best interest of all parties thereto; and the Indenture reflects the true intent and the entire agreement among the parties thereto.

(k)	None of the directors or officers of any party to the Indenture or any individual who has executed the Indenture on behalf of any party has or had a conflict of interest with such party in respect of the Indenture or any related documents or transactions, or otherwise lacks capacity, that would preclude such director, officer or individual from validly representing (or granting a power of attorney in respect of the Indenture or any related documents) such party.

(l)	Unless expressly opined on herein, all representations and warranties made in the Documents as well as all information contained in the Documents and all statements made to us in connection with the Documents are true and accurate as of the date they were made.

(m)	The Guarantor did not enter into any other agreement or arrangement which would impair its capacity, power and authority to enter into, and perform its obligations under, the Indenture.

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(n)	All authorizations, approvals, licenses, consents, filings, registrations, notarizations, notices, publications, exemptions or other requirements of or with governmental, judicial or other public bodies and authorities which may be necessary under any applicable laws or regulations (other than those of Switzerland) in connection with the entry into and performance of any Document have been obtained, made or fulfilled in due time and remain (and, where relevant, will remain) in full force and effect, any related conditions have been fulfilled and any related covenants have been and will be complied with.

(o)	There was no judicial or administrative order which would prevent the entry into, or the performance of the transactions contemplated by, any Document by the Guarantor.

(p)	The Guaranteed Debt Securities, when issued, will conform to the Form of Guaranteed Debt Security, the Indenture and the descriptions of the Guaranteed Debt Securities contained in the Registration Statement, the Guarantees, when issued, will be endorsed upon such Guaranteed Debt Securities and the text of the Guarantees will conform the "Guarantee of Novartis AG" as included in the Form of Guaranteed Debt Security.

(q)	To the extent any Document has to be executed or any obligation has to be performed under any applicable law other than Swiss law or in any jurisdiction outside Switzerland, such execution and performance has not been and will not be illegal, invalid or unenforceable by virtue of the laws of such jurisdiction.

(r)	No laws and regulations other than those of Switzerland affect any of the conclusions stated in this legal opinion.

(s)	There are no facts, circumstances or events not reflected in the Documents that would be relevant to our opinions.

3.	Opinion

Based upon the Assumptions and subject to the Qualifications (as defined below), we are of the opinion that under Swiss law as currently in force and interpreted (and to the extent it depends on such laws):

(a)	The Guarantor is a company limited by shares (Aktiengesellschaft) incorporated and validly existing under Swiss law.

(b)	The Guarantor has and had at each relevant time, the necessary corporate capacity and power to execute and file the Registration Statement, and to enter into and to perform its obligations under the Indenture and the Guarantees.

(c)	The Guarantor has taken all necessary corporate action to authorize the execution and delivery of the Indenture.

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Novartis AG – Form F-3 Registration Statement – Swiss Opinion Letter	16.09.2024

4.	Qualifications

The opinions expressed in section 3 are subject to the effects of Swiss (a) laws on debt enforcement and insolvency (including laws in respect of bankruptcy, moratoria, protective or securing measures and composition or administration proceedings, and provisions for the avoidance of transactions made to the detriment of or creating a preference among creditors and similar laws affecting the rights of creditors and secured parties in general), (b) laws and principles of general application (including the prohibition of the abuse of rights (Rechtsmissbrauch), protection against excessive commitment, the principle of good faith (Grundsatz von Treu und Glauben), rules in respect of contracting under the influence of error, fraud, misrepresentation, threat or duress, exploitation, insufficiently determined undertakings, impossibility of performance, set-off and material alteration of relevant circumstances (clausula rebus sic stantibus)), (c) public policy considerations and (d) laws and rules of civil procedure as applicable to creditors and debtors or claimants and defendants generally. We express no opinion herein as to any matter of accounting, auditing or taxation, or as to any regulatory or commercial matter. Our opinions expressed in section 3 above are further subject to the following qualifications and limitations (each a "Qualification"):

(a)	Our opinions expressed in section 3 are strictly limited to matters governed by Swiss law and thus to opinions on certain Swiss law matters.

(b)	In referring to the terms of agreements or other documents, we express no opinion on whether and to what extent these are sufficiently specific or leave room for interpretation which may become a matter of the discretion of the courts.

(c)	Except as explicitly stated otherwise in section 3, we express no opinion on the accuracy of any representation, warranty, calculation, valuation, or statement of fact (or factual background assumed) as may be contained in the documents examined, or any factual backgrounds therein assumed, or on the question whether any conditions therein stated have been fulfilled.

(d)	Except as explicitly stated herein, we express no opinion as to whether the Registration Statement is accurate, true, correct, complete and not misleading. In particular, we express no opinion on whether the Registration Statement provides sufficient information for investors to reach an informed assessment of the Issuer and the Guaranteed Debt Securities. In addition, we have not been responsible for investigating or verifying the accuracy of the facts contained in the Registration Statement.

(e)	We do not express any opinion herein about the choice of law or the submission to the jurisdiction as set forth in, or to the enforceability of judgements relating to the Indenture and the Guaranteed Debt Securities.

5.	Reliance, Disclosure and Governing Law

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the reference to Advestra AG in the Registration Statement under "Legal Matters". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is furnished by us, as special Swiss legal counsel to the Guarantor, in connection with the filing of the Registration Statement, and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission, or relied upon by any other person. This opinion is strictly limited to the matter stated in it and does not apply by implication to any other matters. We do not assume any obligation to inform you of any facts or circumstances occurring or coming to our attention subsequently to the date of this letter and which might have an impact on any matters addressed in our opinions given herein.

In this legal opinion, Swiss legal concepts are expressed in English terms and not in their original terms in an official language of Switzerland. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

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Novartis AG – Form F-3 Registration Statement – Swiss Opinion Letter	16.09.2024

This legal opinion letter shall be governed by and construed in accordance with Swiss law. This legal opinion letter may only be relied upon on the express condition that any issues of interpretation arising hereunder will be governed by Swiss law and this legal opinion letter shall be subject to the exclusive jurisdiction of the courts of the city of Zurich (Zurich 1), Switzerland.

Yours sincerely,

/s/ A. Weber
Advestra AG

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